Exhibit 10.29
July 24, 2008
Stewart Craig, Ph.D.
960 North California Avenue
Palo Alto, CA 94303
Dear Stewart,
On behalf of StemCells, Inc., I am pleased to offer you the position of Senior Vice President, Development and Operations, on the following terms and conditions:
(1)	Job Responsibilities. Unless otherwise agreed in writing, and subject to the provisions outlined below, your first day of employment will be September 15, 2008. You will report directly to me and work at our offices located at 3155 Porter Drive in Palo Alto, California. Initially your duties and responsibilities will include, but will not be limited to, oversight and management of the following functions: (1) cell process design and engineering; (2) clinical and commercial manufacturing; (3) facilities (Rhode Island and California); (4) regulatory affairs; (5) quality systems; and (6) supply chain management As we discussed, you have made previous commitments to external speaking engagements. The Company will allow you the time to complete these commitments, as we may mutually agree upon from time to time, provided that these activities do not directly conflict with Company business.
(2)	Salary. Your base salary will be at the rate of $275,000 per year, paid bi-weekly, every other Friday. In addition, you will be eligible for a bonus of up to 25% of your annual base salary (calculated as of January 1 of the year for which bonuses are awarded). Funding of the bonus program is at the discretion of the Company’s Board of Directors and is based upon their evaluation of the Company’s performance in consideration of, among other things, previously determined goals for the year. You will be eligible for inclusion in the Bonus Plan for the 2008 fiscal year on a pro rata basis, based on your performance from your date of hire through December 31, 2008. Your salary will normally be reviewed early each calendar year; it is possible that your salary will be reviewed in 2009, but there can be no assurance that you will receive a salary increase then or at any other time.
(3)	Stock Options. Subject to the approval of the Board of Directors, you will be granted an option, pursuant to the Company’s 2006 Amended and Restated Equity Incentive Plan (the “2006 Plan”), to purchase two hundred thousand shares (200,000) shares of StemCells common stock, with an exercise price per share equal to the closing price of the stock on the Nasdaq Global Market on the date you begin your employment with the Company. The vesting of these shares will commence after the first twelve months of your employment. At the end of twelve months, 1/4 will vest and 1/48 will vest monthly thereafter. In all other respects, the grant will be subject to the terms of the 2006 Plan, including the requirement that you be an employee at the date on which option shares vest. A copy of the Prospectus for the 2006 Plan will be provided to you when your employment begins.
3155 Porter Drive • Palo Alto, CA 94304 • Phone 650.475.3100 • Fax 650.475.3101
www.stemcellsinc.com

Stewart Craig
July 24, 2008

(4)	Benefits. As an employee of StemCells, you will be eligible to participate in a comprehensive benefits program which currently includes: medical, dental and vision benefits for you and your dependents; term life insurance equivalent to your annual base salary up to $400,000; short and long-term disability insurance; and a 401(k) savings plan and employer match, which is currently made in Company stock. You will be eligible to participate in these plans on the first of the month following your start date, except that you may elect to participate in the 401(k) plan immediately. Details of these benefit plans will be provided to you upon your employment. Your paid time off (PTO) as a full-time employee will be 25 days (200 hours) per year, accrued at a rate of 7.69 hours per pay period, up to the maximum accrual permitted by Company policy. In addition, the Company currently offers eight paid holidays per year.
(5)	Employment Documentation; Fitness to Work. As a condition of employment with StemCells, you will be required to: (1) sign and return both a copy of this letter and a copy of the enclosed Employment Agreement, which prohibits among other things the unauthorized use or disclosure of Company proprietary information and requires the assignment of intellectual property (IP) rights to any invention made by you as part of your work at StemCells; and (2) on or before the first day of your employment, provide documents from the enclosed List of Acceptable Documents which prove your identity and right to work in the United States. You will also be expected to (i) abide by Company rules and regulations, (ii) sign and comply with the Company’s Code of Ethics and Conduct, Harassment Policy and Publication Policy, and (iii) acknowledge in writing that you will read and comply with the Company’s Employee Handbook. You also must sign and return at least one week before your first day of employment the enclosed employment application and release authorization for a background check. This offer is contingent on satisfactory completion of reference checking by the Company.
You have an option to receive the Hepatitis B vaccine which is paid for by the Company. A form to elect or decline the vaccine is enclosed. Please fill out the form, sign and return it to me.
(6)	Confidentiality. As a Company employee, you will be expected not to use or disclose any confidential information, including trade secrets, of any former or current employer or any other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former or current employer or other person to whom you have an obligation of confidentiality. During our discussions about your proposed job duties, you assured us that you would be able to perform your responsibilities within the guidelines just described.
(7)	Board Ratification; At-Will Employment. This conditional employment offer will be submitted to the Company’s Board of Directors for ratification at its regularly scheduled meeting on August 4, 2008.
Also, as set forth in your Employment Agreement, your employment with StemCells will be on an at-will basis and for an unspecified duration, which means that neither this offer letter nor any policy or procedure of StemCells (including the stock vesting and other payments made to you by the Company over time based on your continued employment with the Company), nor any verbal representation, shall confer any right to continuing employment. Either you or StemCells may

Stewart Craig
July 24, 2008

terminate your employment relationship at any time with or without cause. In addition, the Company expressly reserves the right to modify your compensation and benefits from time to time as it deems necessary or advisable.
However, if your employment with StemCells is involuntarily terminated without cause at any time, including a change of control, you will be provided with salary continuation and benefits continuation under COBRA from the date of termination until the date six (6) months after the effective date of termination equal to the salary which you were receiving at the time of such termination; payments shall be paid in accordance with the Company’s standard payroll practices upon the Company’s receipt of a signed general release of any claims, whether known or unknown, against the Company and its agents.
This letter, which includes your Employment Agreement, supersedes all prior discussions, agreements and writings with regard to your employment and any related matters. The terms of this conditional offer can only be amended in a written document signed by you and an officer of the Company.
Please indicate your acceptance of the terms and conditions of this conditional employment offer by signing this letter and the enclosed Employment Agreement and returning them both to me. This offer will remain open until July 31, 2008.
On behalf of the entire Company, I am delighted at the prospect of your joining us, as we work together to deliver the promise of this exciting technology to physicians and patients, while at the same time creating value for our employees and shareholders alike. We truly believe that you will greatly contribute to the success of StemCells, and we all look forward to working with you.
Sincerely,
/s/ Martin McGlynn
Martin McGlynn
President and CEO

Enclosures:	Employment Agreement List of Acceptable Documents Form to elect or decline Hepatitis B vaccine Release Authorization Employment Application
I accept the foregoing conditional offer of employment on the terms and conditions outlined above.

/s/ Stewart Craig	July 27, 2008

Stewart Craig	Date